Exhibit 8.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 6, 2021

Longview Acquisition Corp.

767 Fifth Avenue, 44th Floor

New York, NY 10153

Ladies and Gentlemen:

We have acted as United States counsel to Longview Acquisition Corp., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the business combination agreement, dated November 19, 2020 (the “Business Combination Agreement”), by and among the Company, Clay Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Butterfly Network, Inc. (“Butterfly”), pursuant to which Merger Sub will merge with and into Butterfly with Butterfly surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Reference is made to the Registration Statement on Form S-4 of the Company, including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”, together with the Business Combination Agreement, the “Transaction Documents”), relating to the Merger. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such Transaction Documents and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true. Any inaccuracy in, or breach of, any of the aforementioned statements or assumptions could adversely affect our opinion.

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The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger or otherwise in connection with the transactions effected pursuant to the Transaction Documents. The opinions expressed below are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations contained therein, the statements in the Registration Statement set forth under the caption “Certain Material U.S. Federal Income Tax Considerations -- Tax Consequences of the Merger to Holders of Butterfly Common Stock,” subject to the limitations and qualifications described therein, to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

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We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP